EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-160363) of Pacific Office Properties Trust, Inc. of our report dated March 22, 2010, with respect to the consolidated financial statements and schedule of Pacific Office Properties Trust, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young, LLP

Los Angeles, California
March 22, 2010